EXHIBIT 4.16

Dated    September 30, 2002

CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED

– AND –

CHUGAI PHARMACEUTICAL CO., LTD.

ANTIBODY LIBRARY LICENCE AGREEMENT1

Arnold & Porter

Tower 42

25 Old Broad Street

London EC2N 1HQ

Tel: +44(0)20 7786 6100

Fax: +44(0)20 7786 6299

[1]	[***] indicates that text has been deleted which is the subject of a confidential treatment request. This text has been filed separately with the SEC.

TABLE OF CONTENTS

		Page
1	DEFINITIONS	1

2	TECHNOLOGY TRANSFER AND TECHNICAL ASSISTANCE	19

3	[***]	21

4	LIBRARY LICENCE FEE	21

5	LIBRARY LICENCE	22

6	OTHER PRODUCT LICENCES	24

7	ADDITIONAL US SITE OPTION	25

8	[***]	25

9	REPORTS, TARGETS AND LICENCES	26

10	INTELLECTUAL PROPERTY – OWNERSHIP AND LICENCES	29

11	DUE DILIGENCE BY CHUGAI	30

12	CAT ANTIBODY PRODUCTS	31

13	DUE DILIGENCE BY CAT	35

14	PAYMENTS	37

15	PATENT PROSECUTION AND INFRINGEMENT	43

16	CONFIDENTIALITY	45

17	REPRESENTATIONS AND WARRANTIES	48

18	LIABILITY AND INDEMNITY	49

19	TERM AND TERMINATION	51

20	CONSEQUENCES OF TERMINATION	52

21	ASSIGNMENT	54

22	FORCE MAJEURE	55

i

23	GOVERNING LAW	55

24	DISPUTE RESOLUTION	56

25	WAIVER	58

26	SEVERANCE OF TERMS	58

27	ENTIRE AGREEMENT/VARIATIONS	59

28	NOTICES	59

29	COUNTERPARTS	60

30	THIS AGREEMENT NOT TO CONSTITUTE OR CREATE A PARTNERSHIP OR AGENCY RELATIONSHIP	61

31	COSTS	61

32	PUBLIC ANNOUNCEMENTS AND OTHER DISCLOSURES	61

33	RIGHTS OF THIRD PARTIES	62

SCHEDULE 1 CAT BACKGROUND PATENT RIGHTS		64

SCHEDULE 2 CAT GATEKEEPING PROCEDURE		65

SCHEDULE 3 CAT THIRD PARTY AGREEMENTS		66

SCHEDULE 4 CONTACT DETAILS FOR NOTICES		67

SCHEDULE 5 [***]		68

SCHEDULE 6 EXPERT’S DECISION		69

SCHEDULE 7 FORM OF PRESS RELEASE		70

SCHEDULE 8 CAT OTHER PRODUCT GATEKEEPING PROCEDURE		73

ii

THIS LICENCE AGREEMENT is made the 30th day of September, 2002

BY AND BETWEEN

(1)	CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED, a company organised under the laws of England and Wales having its principal place of business at the Science Park, Melbourn, Cambridgeshire, SG8 6JJ, England (“CAT”); and

(2)	CHUGAI PHARMACEUTICAL CO., LTD., a company organised under the laws of Japan having its principal place of business at 1-9 Kyobashi 2-Chome, Chuo-Ku, Tokyo 104-8301, Japan (“Chugai”).

WHEREAS:

(A)	CAT is a leader in the field of rapid human antibody discovery, engineering and other related activities in the use of antibodies for target validation, drug design, and the development of proprietary therapeutic and diagnostic products.

(B)	CAT owns or is licensed to use the CAT Library (as hereinafter defined).

(C)	Chugai wishes to obtain a licence to utilise the CAT Library for research purposes and to obtain licences from CAT to develop and commercialise Diagnostic Antibody Products (as hereinafter defined), Therapeutic Antibody Products (as hereinafter defined) and Other Products (as hereinafter defined).

IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS

1.1	In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise.

1.1.1	“Additional Japan Site” – shall mean any of Chugai or its Affiliates’ facilities in Japan other than the Site (as hereinafter defined).

1.1.2	“Additional US Site” – shall mean one facility of Chugai or an Affiliate in the USA.

1.1.3	“Affiliate” – shall mean any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with either Party and which is not a member of the Roche Group.

1.1.4	“Agreement” – shall mean this agreement and any and all Schedules, appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this agreement.

1.1.5	“Antibody” – shall mean a molecule or a gene encoding such a molecule comprising or containing more than one immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

1.1.6	“BLA” – shall mean a biologics license application that is filed with the FDA to obtain Marketing Authorisation (as hereinafter defined) for a Product (as hereinafter defined) in the USA, or any comparable application filed with the Regulatory Authority (as hereinafter defined) of a country or group of countries other than the USA, including the Ministry of Health, Labour and Welfare in Japan or any successor body thereto, to obtain Marketing Authorisation for a Product in that country or in that group of countries.

1.1.7	“Business Day” – shall mean a day other than a Saturday, Sunday, bank or other public holiday in England and Wales or in Japan.

1.1.8	“CAT” – shall mean CAT and its Affiliates from time to time.

1.1.9	“CAT Antibody Product” – shall have the meaning set out in Clause 12.1.

1.1.10	“CAT Antibody Product Licence Agreement” – shall have the meaning set out in Clause 12.1.

1.1.11	“CAT Background IP” – shall mean the CAT Background Materials (as hereinafter defined), CAT Background Know How (as hereinafter defined), CAT Background Patent Rights (as hereinafter defined) and the CAT Library.

1.1.12	“CAT Background IP Improvements” – shall mean any Materials (as hereinafter defined) or Know How (as hereinafter defined) which constitute improvements or enhancements to, or modifications of (whether patentable or otherwise) the CAT Background IP that are conceived, originated or reduced to practice by Chugai, its Affiliates, sublicensees or collaborators during the term of this Agreement. For the avoidance of doubt, CAT Background IP Improvements shall not include (i) any Targets (as hereinafter defined) owned by or licensed to Chugai during the term of this Agreement or (ii) any inventions directly relating to any Targets or their utility discovered, conceived, originated or reduced to practice by Chugai, its Affiliates, sublicensees or collaborators during the term of this Agreement.

1.1.13	“CAT Background Know How” – shall mean the Know How owned by or licensed to CAT at the Library Licence Start Date (as hereinafter defined) which relates to the CAT Library and its use and which is made available to Chugai by CAT under the terms of this Agreement together with any Know How owned by or licensed to CAT which relates to any improved version of the CAT Library made available to Chugai by CAT during the term of the Library Licence (as hereinafter defined) as set out in Clause 2.7.

1.1.14	“CAT Background Materials” – shall mean the Materials comprising or relating to the CAT Library together with the Materials comprising or relating to any improved version of the CAT Library made available to Chugai by CAT during the term of the Library Licence as set out in Clause 2.7.

1.1.15	“CAT Background Patent Rights” – shall mean the Patent Rights (as hereinafter defined) more particularly set out in Schedule 1 together with any other Patent Rights which relate to the CAT Library or its use which, subject to the following sentence, become owned or controlled by or which are licensed to CAT after the Commencement Date and during the term of this Agreement. CAT Background Patent Rights do not and shall not include the CAT Foreground Patent Rights (as hereinafter defined), CAT Diabodies Patent Rights (as hereinafter defined) or any Patent Rights acquired by or licensed to CAT after the Commencement Date for which consideration paid by CAT exceeds [***] its equivalent in the case of non-cash consideration.

1.1.16	“CAT Diabodies Patent Rights” – shall mean (a) the Patent Right entitled “Diabodies – multivalent and multispecific binding proteins, their manufacture and use”, PCT/GB93/02492 and (b) the Patent Right entitled “Retargeting antibodies and diabodies”, PCT/GB94/02019.

1.1.17	“CAT Foreground IP” - shall mean CAT Library Antibodies (as hereinafter defined), CAT Foreground Patent Rights and CAT Background IP Improvements.

1.1.18	“CAT Foreground Patent Rights” – shall mean (i) Patent Rights owned by or licensed to CAT and which claim or relate to CAT Library Antibodies and (ii) Patent Rights owned by or licensed to CAT and which claim or relate to CAT Background IP Improvements.

1.1.19	“CAT Gatekeeping Procedure” - shall mean the procedure set out in Schedule 2 which CAT shall carry out in respect of a Target prior to inclusion of such Target in the [***] List (as hereinafter defined) or the grant of any Product Licence (as hereinafter defined), as the case may be.

1.1.20	“CAT Other Product Gatekeeping Procedure” - shall mean the procedure set out in Schedule 8 which CAT shall carry out in respect of a Target prior to the grant of an Other Product Licence (as hereinafter defined) as set out in Clause 6.

1.1.21	“CAT IP” shall mean CAT Background IP and CAT Foreground IP.

1.1.22	“CAT Library” – shall mean the collection of bacteriophages each of which displays an Antibody or a collection of host cells containing such collection of bacteriophages possessed by CAT as of the Commencement Date and all updates, additions and improvements to the collection of bacteriophages or the collection of host cells containing such collection of bacteriophages that are made available to Chugai by CAT during the term of the Library Licence as set out in Clause 2.7. For the avoidance of doubt the CAT Library does not and shall not include CAT’s proprietary ribosome display libraries.

1.1.23	“CAT Library Antibody” – shall mean an Antibody to a Target where such Antibody has been identified, generated or derived by Chugai, its Affiliates, sublicensees or collaborators using the CAT Library, the CAT Background Know How and the CAT Background Materials and the identification, generation or derivation of such Antibody allows either (i) the development of a Diagnostic Antibody Product or a Therapeutic Antibody Product or (ii) the development of products comprising or containing one or more Antibodies whose structure, design or biological activity has only been made possible through the use of the CAT Library and/or the CAT Background Know How and/or any CAT Background Materials which are proprietary to CAT during the term of this Agreement.

1.1.24	“CAT’s Third Party Royalty Obligations” – shall mean all royalties that CAT is obliged to pay to Third Parties (as hereinafter defined) on the use by Chugai of the CAT Background IP under this Agreement pursuant only to those agreements between CAT and Third Parties set out in Schedule 3.

1.1.25	“Chugai IP” – shall mean (i) any Patent Rights, Materials or Know How relating to a Target, Diagnostic Antibody Products, Therapeutic Antibody Products and Other Products which are owned by, or licensed to Chugai, at the Commencement Date or which become owned by or licensed to Chugai (other than CAT IP) during the term of this Agreement and (ii) any Patent Rights, Materials or Know How owned by or licensed to Chugai (other than CAT IP) which relate to a CAT Library Antibody which has been assigned to Chugai in accordance with Clause 10.7. For the avoidance of doubt, Chugai IP shall not include any Patent Rights, Materials or Know How which relate to CAT Library Antibodies and which are comprised in the CAT IP.

1.1.26	[***] – shall mean the [***] after the Commencement Date in accordance with Clause 8 and Clause 9.

1.1.27	“Combination Product” – shall mean a product which contains a Product as an active component and at least one other component (hereinafter an “Other Element”) for which Marketing Authorisation has been granted.

1.1.28	“Commencement Date” – shall mean the date of execution of this Agreement by the Parties.

1.1.29	“Competent Authority” – shall mean any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice.

1.1.30	“Confidential Information” – shall mean:

1.1.30.1	in the case of obligations on Chugai, CAT IP, Development Plans (as hereinafter defined) and annual reports provided by CAT to Chugai under Clause 13;

1.1.30.2	in the case of obligations on CAT, shall mean the [***] from time to time, the Targets submitted to the CAT Gatekeeping Procedure, the CAT Other Product Gatekeeping Procedure, Chugai IP, Development Plans, information provided to CAT by Chugai under Clause 5.3 and annual reports provided by Chugai to CAT under Clause 11.4; and

1.1.30.3	in the case of obligations on both CAT and Chugai, trade secrets or confidential information relating to the business affairs or finances of the other supplied or otherwise made available to them or coming into their possession in relation to the performance of this Agreement.

1.1.31	“Control”, “Controls” or “Controlled by” – shall mean the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.

1.1.32	“Development Antibody” – shall mean a CAT Library Antibody which Chugai has determined to develop and commercialise as a Diagnostic Antibody Product and/or a Therapeutic Antibody Product, as applicable, pursuant to a Product Licence.

1.1.33	“Development Plan” – shall mean a detailed plan to be prepared by a Party which contains estimated timelines for the development and commercialisation of (i) a Development Antibody and Diagnostic Antibody Product(s) and/or Therapeutic Antibody Product(s) derived therefrom or (ii) a CAT Antibody Product, as the case may be, together with the dates by which that Party believes in good faith it can achieve the Milestones (as hereinafter defined) in respect of (i) or (ii) as applicable.

1.1.34	“Diagnostic Antibody Product” – shall mean any preparation in the form of a device, compound, kit or service with utility in the diagnosis, prognosis, prediction or disease management of a disorder for any indication outside the Excluded Field (as hereinafter defined) which contains, or the process of manufacture of which utilises a CAT Library Antibody. For the purposes of this Agreement a Microarray (as hereinafter defined) shall not be a Diagnostic Antibody Product and no rights in respect thereof are, or shall be deemed to be, granted by CAT under any Product Licence granted by CAT to Chugai hereunder.

1.1.35	“Disclosing Party” – shall mean a Party which discloses Confidential Information to the other Party.

1.1.36	“Documents” – shall mean reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information storage means, samples of graphic or written material, other graphic or written data and any other media on which Know How can be permanently stored.

1.1.37	[***]

1.1.38	“Excluded Field” shall mean the discovery, isolation, characterization, research, development, and/or commercialization of an Antibody useful for the diagnosis, treatment and/or prevention of one or more of the following disease conditions wherein the primary scientific rationale or activity is neuronal and/or glial mechanisms of action or neuroprotection.

1.1.38.1	[***]

1.1.38.2	[***]

1.1.38.3	[***]

1.1.38.4	[***]

1.1.38.5	[***]

1.1.38.6	[***]

[***]

1.1.39	“FDA” – shall mean the United States Food and Drug Administration, the equivalent Competent Authority in any country of the Territory (as hereinafter defined) or any successor bodies thereto.

1.1.40	“First Commercial Sale” – shall mean the first commercial sale by a Party its Affiliates or its sub-licensees in any country of a Product or a Combination Product after grant of a Marketing Authorisation.

1.1.41

“Force Majeure” – shall mean in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), or Legal Requirement (as hereinafter defined) governing either Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

1.1.42	“IND” – shall mean an investigational new drug application filed with, and accepted by, the FDA prior to beginning clinical trials in humans in the USA, or any comparable application filed with the Regulatory Authority of a country or group of countries other than the USA including the Ministry of Health, Labour and Welfare of Japan or any successor body thereto prior to beginning clinical trials in humans in that country or in that group of countries.

1.1.43	“Insolvency Event” – in relation to either Party, shall mean any one of the following:

(a)	a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than (i) a resolution for the solvent reconstruction or reorganisation of that Party, or (ii) for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the New York Stock Exchange, American Stock Exchange or quotation of the same on the Nasdaq Stock Market or on the Tokyo Stock Exchange in relation to an initial public offering; or

(b)	a resolution shall have been passed by that Party’s directors to seek a winding up or administration order, or a petition for a winding up or administration order shall have been presented against that Party, or such an order shall have been made; or

(c)	a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any Third Party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security; or

(d)	a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986; or

(e)	a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above; or

(f)	that Party makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement; or

(g)	where (i) that Party is resident in the United Kingdom it is deemed to be unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 or (ii) where that Party is resident in Japan it is deemed unable to pay its debts within the meaning of the equivalent legislation.

1.1.44	“Know How” – shall mean unpatented technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, information relating to Material, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to an information from ethical committees and regulatory authorities: Know How includes Documents containing Know How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. Know How includes any rights including copyright, database or design rights protecting such Know How.

1.1.45	“Legal Requirements” – shall mean any present or future law, regulation, directive, instruction, direction or rule or order of any Competent Authority including any amendment, extension or replacement thereof which is from time to time in force.

1.1.46	“Library Licence” – shall mean a non-exclusive, non-sublicensable, non-assignable licence to make and use the CAT Background Materials, CAT Background Know How, any CAT Background IP Improvements and any CAT Foreground IP under the CAT Background Patent Rights and any CAT Foreground Patent Rights, for research purposes only at the Site.

1.1.47	“Library Licence Start Date” – shall mean either (i) the date on which Chugai notifies CAT in writing that the [***] has been successfully carried out in accordance with Clause 3.1 or (ii) the date on which CAT notifies Chugai that CAT has successfully completed the [***] in accordance with Clause 3.1.

1.1.48	“Major Market” – shall mean the United States of America (USA), the United Kingdom, Germany, France, Italy, Spain and Japan.

1.1.49	“Marketing Authorisation” – shall mean any approval (including all applicable pricing and governmental reimbursement approvals) required from the relevant Regulatory Authority or Competent Authority to market and sell a Product in a particular country.

1.1.50	“Material” – shall mean any chemical or biological substances including any:

(a)	organic or inorganic element or compound;

(b)	nucleotide or nucleotide sequence including DNA and RNA sequences;

(c)	gene;

(d)	vector or construct including plasmids, phages or viruses;

(e)	host organism including bacteria, fungi, yeast, algae and protozoa;

(f)	eukaryotic or prokaryotic cell line or expression system or hybridoma or any development strain or product of that cell line or expression system or hybridoma;

(g)	protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody;

(h)	drug or pro-drug;

(i)	assay or reagent;

(j)	any other genetic or biologic material or micro-organism; or

(k)	data for the derivation of molecular structures including NMR spectra, X ray diffraction patterns, and other primary experimental information, assignments and other calculations, required for determination of the structure, and co-ordinates of the derived molecular structure.

1.1.51	“Microarray” – shall mean an Antibody based assay containing two (2) or more CAT Library Antibodies of different analyte specificities for the purpose of detecting and/or measuring two (2) or more different analyte molecules.

1.1.52	[***]

1.1.53	“Milestones” – shall mean the events to be set forth in a Development Plan including but not limited to:

(a)	In the case of a Therapeutic Antibody Product:

(i)	the initiation of the first Phase I Clinical Trial (as hereinafter defined) or Phase I/IIa Clinical Trial (as hereinafter defined);

(ii)	the initiation of the first Phase III Clinical Trial (as hereinafter defined); and

(iii)	filing the first BLA in the Territory.

(b)	In the case of a Diagnostic Antibody Product filing of the first BLA (with acknowledgement of receipt by the FDA) in the Territory.

1.1.54	[***]

1.1.55	“Net Sales” – shall mean with respect to a Product, the gross amount invoiced by a Party or its Affiliates or sub-licensees to unrelated Third Parties for such Product less:

(a)	quantity, trade and/or cash discounts actually granted;

(b)	amounts repaid or credited and allowances including cash, credit or free goods allowances, given by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government-mandated rebates), actually allowed or paid;

(c)	amounts refunded or credited for Product which was rejected, spoiled, damaged, outdated or returned;

(d)	freight, shipment and insurance costs incurred transporting Product to a Third Party purchaser;

(e)	taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Product.

The deductions set out in (a) to (e) above shall not exceed [***] of the gross amount for such Product invoiced by a Party or its Affiliates or sublicensees to unrelated Third Parties.

The transfer of Product by a Party or one of its Affiliates to another Affiliate shall not be considered a sale. In such cases, Net Sales shall be determined based on the invoiced sale price by the Affiliate to the first Third Party trade purchaser, less the deductions allowed under this Clause.

If upon (a) the sale or other disposal of Product other than in a bona fide arms length transaction exclusively for money; or (b) any use of Product that does not result in a disposal of that Product in consideration of sales revenue customary in such country of use, then that sale, other disposal or use shall be deemed to constitute a sale at the relevant open market price in the country in which the sale, other disposal or use occurs. If such price is not ascertainable, a reasonable price shall be assessed based on an arm’s length basis or the goods or services provided in exchange of the supply. Disposal of Product for, or use of Product, in clinical or pre-clinical trials or as free samples such samples to be in quantities common in the industry for this sort of Product shall not give rise to any deemed sale under this Clause.

Such amounts shall be determined from the books and records of the selling Party maintained in accordance with GAAP, consistently applied.

In the event that Product is sold as part of a Combination Product in any country, the Net Sales of the Product in that country for the purposes of determining royalty payments shall be determined by multiplying the Net Sales of the Combination Product in that country by the fraction (A/A+B) where A is the average sale price in the relevant Quarter (as hereinafter defined) of the Product in that country when sold separately in finished form and B is the average sale price in the relevant Quarter of the Other Element in that country sold separately in finished form.

In the event that the average sale price of the Product in that country can be determined but the average sale price of the Other Element in that country cannot be determined, Net Sales of the Product in that country for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product in that country by the fraction (C/D) where C is the selling Party’s average sales price in the relevant Quarter of the Product and D is the average selling price in the relevant Quarter of the Combination Product in that country.

If the average sale price of the Other Element in that Quarter can be determined but the average price of the Product in that country cannot be determined, Net Sales of the Combination Product in that country for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product in that country by the following formula: one (1) minus E/D where E is the average selling price in the relevant Quarter of the Other Element in that country and D is the average selling price of the Combination Product in that country in the relevant Quarter.

If the average sale price of both the Product and the Other Element cannot be determined the calculation method for the royalty payments for the Combination Product shall be negotiated and determined by both Parties in good faith and if the Parties fail to agree a calculation method within thirty (30) days of commencing such negotiations the matter shall be referred to the Expert’s Decision procedure set out in Schedule 6.

1.1.56	[***] – shall mean the list of [***] as may be amended from time to time in accordance with Clause 8 and Clause 9.

1.1.57	“Other Product” – shall mean any product, preparation or formulation for any indication:

1.1.57.1	where the relevant Target has passed the CAT Other Product Gatekeeping Procedure; and

1.1.57.2	which is not a Diagnostic Antibody Product or a Therapeutic Antibody Product; and

1.1.57.3	the development, manufacture, use or sale of which would, without a license from CAT, infringe the CAT Background Patent Rights or utilise the CAT Background Know How.

1.1.58	“Other Product Licence” – shall mean a non-exclusive, royalty free (subject to Clause 14.7), sublicensable licence under the CAT IP to develop, make, have made, use, import, market and sell Other Products in the Territory.

1.1.59	“Parties” – shall mean collectively, CAT and Chugai and “Party” means either of them individually.

1.1.60	“Patent Rights” – shall mean patent applications and patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

1.1.61	“Phase I Clinical Trial” –shall mean studies in humans to obtain initial data on the safety of a Product.

1.1.62	“Phase II Clinical Trial” – shall mean studies in humans of the safety, dose ranging and efficacy of a Product.

1.1.63	“Phase I/IIa Clinical Trial” – shall mean studies in humans which cover what is normally covered in Phase I Clinical Trials and Phase II Clinical Trials.

1.1.64	“Phase III Clinical Trial” – shall mean a controlled study in humans of the efficacy and safety of a Therapeutic Antibody Product, that is prospectively designed to demonstrate statistically whether the Therapeutic Antibody Product is safe and effective for use in a particular indication, in a manner sufficient to obtain Marketing Authorisation for that Therapeutic Antibody Product.

1.1.65	“Primary Application” – shall mean a major application of an Antibody as ascertained at the time of assessment using objective and reasonable scientific and/or commercial criteria, data and/or information. Primary Application shall not mean any minor or incidental application.

1.1.66	“Product” – shall mean a Diagnostic Antibody Product, a Therapeutic Antibody Product, a CAT Antibody Product or an Other Product, as the context requires, in each case for which Marketing Authorisation has been granted.

1.1.67	“Product Licence” – shall mean an exclusive, worldwide, sublicensable, royalty bearing licence under the CAT IP to develop, make, have made, use, import, market and sell Development Antibodies, Diagnostic Antibody Products and Therapeutic Antibody Products in the Territory.

1.1.68	“Quarter” – shall mean each period of three (3) months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.

1.1.69	“Recipient Party” – shall mean a Party which receives Confidential Information from the other Party.

1.1.70	“Regulatory Authority” – shall mean any national, supranational (e.g., FDA or the European Commission, the Council of the European Union, the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental body in each country of the Territory involved in the granting of a Marketing Authorisation for a Product.

1.1.71	“Regulatory Requirements” – shall mean the Legal Requirements of a Regulatory Authority.

1.1.72	“Relevant Material” – shall mean all documents or other material in the possession or control of the furnishing party which are relevant to matters in dispute in the arbitration with the exception of communications to and from lawyers admitted to practice law or practising law (whether or not employed by a party) for the purpose of obtaining and giving legal advice or which are otherwise privileged from disclosure.

1.1.73	“Research Programme” – shall mean any and all research conducted by Chugai, its Affiliates, sublicensees or collaborators using the CAT Library under the terms of Clause 5.

1.1.74	“Roche Group” – shall mean F. Hoffmann La – Roche Ltd. and its affiliates as at the Commencement Date.

1.1.75	“Site” – shall mean Chugai’s Fuji Gotemba research laboratories in Japan and any successor entities thereto.

1.1.76	“Target” – shall mean (i) DNA, all post-transcriptional material encoded by such DNA, including all naturally occurring or disease-associated truncations, mutations, variants, fragments and post-transcriptional modifications thereof (including but not limited to splice variants) and all material encoded by such post-transcriptional material including but not limited to proteins; (ii) the DNA encoding a polypeptide or protein, as identified by a sequence of amino acids, and all post-translational variants thereof including but not limited to glycosylation and phosphorylation modifications, [***]

1.1.77	“Territory” – shall mean all countries of the world.

1.1.78	“Therapeutic Antibody Product” – shall mean any preparation for the treatment or prevention of disease, infection or other condition in humans for any indication outside the Excluded Field which contains, or the process of manufacture of which utilises, a CAT Library Antibody.

1.1.79	“Third Party” or “Third Parties” – shall mean any entity or person other than Chugai or CAT.

1.1.80	“Valid Claim” – shall mean a claim of an issued and unexpired patent included within Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.1.81	“Year” – shall mean any twelve (12) month period commencing on 1st January and ending on 31st December in each calendar year.

1.2	Interpretation

1.2.1	In this Agreement:

1.2.2	Unless the context otherwise requires all references to a particular Clause, Schedule or paragraph shall be a reference to that Clause, Schedule or paragraph, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.3	The table of contents and headings are inserted for convenience only and shall be ignored in construing the terms of this Agreement;

1.2.4	Unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.5	Unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association (incorporated or unincorporated), organisation or other entity, in each case whether or not having legal personality;

1.2.6	Reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;

1.2.7	Reference to the word “include” or “including” are to be construed without limitation to the generality of the preceding words; and

1.2.8	Reference to the documents “in the agreed form” shall mean the document in the form agreed by CAT and Chugai and for identification purposes signed by or on behalf of CAT and Chugai.

2	TECHNOLOGY TRANSFER AND TECHNICAL ASSISTANCE

2.1	As soon as reasonably practicable and as agreed between the Parties following the Commencement Date, CAT will transfer the CAT Background Materials to Chugai and will begin to disclose the CAT Background Know How to Chugai at the Site.

2.2

Upon receipt of the CAT Background Materials by Chugai, CAT shall send [***] suitably qualified people of appropriate technical proficiency and experience to the Site for up to [***] Business Days to provide technical assistance and training in relation to the use of the CAT Background Materials and the CAT Background Know How in the Research Programme provided that CAT will not be obliged to send such people until Chugai notifies CAT that it has assembled or recruited a suitable number of personnel who have appropriate technical proficiency and experience to receive such technical assistance and training. [***] shall bear [***] the travel, subsistence and other expenses (including out of pocket expenses) of the people it sends to the Site under this Clause.

2.3	After the Library Licence Start Date and during the term of this Agreement CAT shall, from time to time as requested by Chugai, provide reasonable technical assistance to Chugai in the use of the CAT Background Materials and CAT Background Know How by e-mail, fax or telephone up to a maximum of [***] man-hours per year (as evidenced by CAT’s internal records) at a cost of [***] United States dollars [***] per hour.

2.4	CAT may at its sole discretion carry out optimisation work on Development Antibodies (subject always to the terms of Clause 9 below) if requested to do so by Chugai at the rate of [***] United States dollars [***] per full time employee per year. For the avoidance of doubt this provision shall not apply to CAT providing other services including but not limited to [***].

2.5	Upon Chugai’s reasonable prior written request to CAT and subject always to suitable CAT personnel being available, CAT shall send [***] to the Site for up to [***] Business Days or [***] working hours (whichever the greater) in each twelve (12) month period during the term of the licence granted under Clause 5.1 or any extension thereof under Clause 5.2. Such person shall provide such reasonable technical and other assistance as Chugai may require. Chugai shall pay to CAT the sum of [***] United States dollars [***] for each such period of [***] Business Days or [***] working hours (whichever is the greater) plus all reasonable travel, subsistence and other expenses (including out of pocket expenses) which may be incurred by such person. If Chugai requires further technical and other assistance, CAT and Chugai shall negotiate in good faith for the provision of such assistance provided always that CAT shall not be obliged to provide such further technical and other assistance and provided further CAT shall not be obliged to give Chugai priority in respect of any such further technical and other assistance over any other licensees of CAT.

2.6	At the request of Chugai, and upon Chugai advising CAT of relevant scientific and technical criteria, CAT will advise Chugai of CAT’s opinion of the level of internal resources (human resources, reagents, consumables, etc.) that should be required by Chugai to carry out the Research Programme.

2.7	From time to time during the term of the Library Licence, CAT will transfer to Chugai all CAT Background Materials and CAT Background Know How that constitute improvements to the CAT Library together with all appropriate protocols. Such transfers shall occur no more than [***] days after such improvements are first made available by CAT to any other of CAT’s corporate partners and the definitions of CAT Background Know How, CAT Background Materials and CAT Library and the scope of the Library Licence and any Product Licence shall be amended to cover any such improvements. For the avoidance of doubt nothing herein shall oblige CAT to transfer to Chugai any CAT Background Materials and CAT Background Know How that constitute improvements to the CAT Library which are not also made available to CAT’s other corporate partners.

3	[***]

3.1	[***]

3.2	[***]

3.3	[***]

4	LIBRARY LICENCE FEE

4.1	Within thirty (30) days of the Commencement Date Chugai shall pay to CAT [***]. On or before the first anniversary of the Commencement Date Chugai shall pay to CAT the sum of [***] and on or before the second anniversary of the Commencement Date Chugai shall pay to CAT [***].

4.2	If, after the Library Licence Start Date, Chugai wishes to use the CAT Library at any Additional Japan Site it shall be entitled to do so by notifying CAT in writing of the location of such Additional Japan Site and by paying to CAT a one time only fee of [***].

4.3	Upon receipt of a written notice from Chugai under Clause 4.2 and the sum set out therein the Library Licence granted under Clause 4.1 shall be extended to the Additional Japan Site specified in such notice and the provisions of this Agreement shall, where applicable, apply mutatis mutandis thereto.

4.4	The provisions of Clauses 4.2 and 4.3 shall apply mutatis mutandis to each Additional Japan Site where Chugai wishes to use the CAT Library.

4.5	If this Agreement expires pursuant to Clause 3.1 then the sum of [***] paid by Chugai to CAT under Clause 4.1 shall be refunded (less the amount of any tax withheld from such sum by Chugai pursuant to Clause 14.11) by CAT to Chugai and the sums which would have been due and payable on or before the first and second anniversaries of the Commencement Date under Clause 4.1 shall no longer be due or payable.

4.6	If this Agreement is terminated under Clause 19.2 by Chugai after the Library Licence Start Date but prior to the first or second anniversaries of the Commencement Date then any sums which would have been due and payable on those anniversaries under Clause 4.1 but for such termination shall be paid by Chugai to CAT within thirty (30) days of the effective date of such termination.

4.7	Except as provided in Clause 4.5, any sums payable hereunder shall not in any circumstances be refundable or creditable against any other sums which may be payable by Chugai to CAT in accordance with terms of this Agreement.

5	LIBRARY LICENCE

5.1	Subject to the receipt of the [***] licence fee under Clause 4.1 [***], the Library Licence shall come into force on the Library Licence Start Date subject to the terms and conditions of this Agreement.

5.2	The Library Licence granted under Clause 5.1 shall expire on the third anniversary of the Library Licence Start Date unless Chugai notifies CAT in writing prior to that date that it wishes to extend the term of the Library Licence by one (1) year. Together with a notice hereunder Chugai shall pay to CAT the sum of [***] as an extension fee. Chugai may only notify CAT that it wishes to extend the term of the Library Licence three (3) times (for a maximum of six (6) years) and the provisions of this Clause 5 and the extension fee payable shall apply to each extension.

5.3	CAT shall be entitled from time to time to make such investigations and initiate such enquiries of Chugai as CAT deems necessary in order to confirm that Chugai’s primary purpose in using the CAT Library hereunder is outside the Excluded Field and Chugai shall reply to any such enquiries as soon as reasonably practicable to do so and in any event not later than [***] days after receipt of such enquiry from CAT provided always that such investigations and enquiries shall be without prejudice to the representation and warranty made by Chugai in Clause 17.2.2. Any information provided by Chugai to CAT under this Clause shall constitute Confidential Information belonging to Chugai and the provisions of Clause 16 shall apply thereto. For the avoidance of doubt CAT shall not be entitled to have a Third Party carry out the investigations and enquiries referred to in this Clause 5.3 and such investigations and enquiries shall only be carried by CAT or its Affiliates or its or their employees or officers.

5.4	For the avoidance of doubt, it is declared and agreed that Chugai shall have no right to use the CAT Background IP or any CAT Foreground IP to provide a service for a Third Party whether for financial or any other form of consideration where the provision of such service is solicited, advertised, marketed or otherwise sought in any way by Chugai. Subject to Clause 5.5 below, Chugai shall not transfer to any Third Party, or otherwise part with possession of, the CAT Background IP or the CAT Foreground IP.

5.5	If Chugai wishes to enter into an agreement with a Third Party whether an academic collaborator, government agency, contract service provider or another commercial entity such as a partner or collaborator or otherwise then it shall notify CAT in writing of the identity of such Third Party and shall provide CAT with a copy of the terms of the materials transfer agreement (“MTA”) under which Chugai proposes to transfer any CAT Library Antibody to such Third Party. CAT shall have [***] from receipt of a notice from Chugai hereunder (i) to notify Chugai in writing whether or not Chugai can proceed with such transfer and (ii) to notify Chugai of any changes CAT may reasonably require to the terms of such MTA in order to protect CAT’s interests in such CAT Library Antibody.

5.6	Notwithstanding the provisions of Clause 5.5, Chugai shall not be entitled to enter into any agreement with a Third Party or transfer any CAT Library Antibody to any Third Party if Chugai knows or reasonably should have known that the purpose of such agreement or the use of such CAT Library Antibody would be in the Excluded Field. In any notice provided to CAT under Clause 5.5 Chugai shall confirm to CAT in writing that in Chugai’s reasonable belief the purpose of such agreement or the use of such CAT Library Antibody is outside the Excluded Field.

5.7	Nothing in this Clause 5 is intended to prevent Chugai from transferring any CAT Library Antibodies or any other Materials generated from its use of the CAT Library to any Affiliate of Chugai in any country provided always that the terms of this Agreement shall apply mutatis mutandis to any CAT Library Antibodies or Materials so transferred.

6	OTHER PRODUCT LICENCES

6.1	Following the Library Licence Start Date and prior to selecting the CAT Library against any Target in respect of which Chugai intends to carry out research and development Chugai shall first notify CAT of the identity of such Target.

6.2	CAT shall have [***] following receipt of a notice from Chugai under Clause 6.1 to submit such Target to the CAT Other Product Gatekeeping Procedure.

6.3	Before the expiry of the [***] period referred to in Clause 6.2 CAT shall:

6.3.1	notify Chugai in writing that CAT shall grant to Chugai an Other Product Licence in respect of the relevant Target; or

6.3.2	notify Chugai in writing that such Target has not passed the CAT Other Product Gatekeeping Procedure and in such case Chugai shall not be granted an Other Product Licence and Chugai shall have no right to select the CAT Library against such Target other than under the Library Licence.

6.4	Chugai may not request Other Product Licences for more than [***] Targets in each Quarter during the term of the Library Licence.

6.5	For the avoidance of doubt nothing herein is intended to prevent Chugai from developing and commercialising products to any Targets for which it is not granted an Other Product Licence by CAT hereunder provided always that it does so otherwise than by the use of the CAT IP and nothing in this Clause 6.5 is intended to be construed as any grant of rights or licences under the CAT IP by CAT in respect of any Other Product.

7	ADDITIONAL US SITE OPTION

7.1	CAT hereby grants to Chugai an option to extend the Library Licence or any extension thereof granted under Clause 5.2 to the Additional US Site and to its relevant Affiliate.

7.2	The option granted under Clause 7.1 may be exercised at any time during the term of the Library Licence by:

7.2.1	Chugai notifying CAT in writing that it wishes to exercise the option granted under Clause 7.1; and

7.2.2	Chugai paying to CAT the sum of [***].

7.3	Upon receipt of a written notice from Chugai under Clause 7.2.1 and the amount set out in Clause 7.2.2 the scope of the Library Licence shall be extended to the Additional US Site and to the relevant Chugai Affiliate and the provisions of this Agreement shall apply mutatis mutandis thereto.

7.4	The sum payable under Clause 7.2.2 shall not in any circumstances be refundable or creditable against any other sum which may be payable by Chugai to CAT in accordance with the terms of this Agreement.

8	[***]

8.1	[***]

8.2	[***]

8.3	[***]

8.3.1	[***]

8.3.2	[***]

8.3.3	[***]

8.3.4	[***]

8.3.5	[***]

8.3.6	[***]

9	REPORTS, TARGETS AND LICENCES

9.1	If Chugai wishes to develop and commercialise one or more CAT Library Antibodies to a particular Target it shall notify CAT in writing (i) the identity of the relevant Target against which such CAT Library Antibodies are directed and (ii) whether it wishes to develop such CAT Library Antibodies as Diagnostic Antibody Products and/or Therapeutic Antibody Products and:

9.1.1	if the specified Target is a [***] then a Product Licence shall be deemed to come into full force and effect subject always to the receipt by CAT of the licence fee set out in Clause 9.5; or

9.1.2	if the specified Target is not a [***] then Chugai shall represent and warrant in such notice that Chugai reasonably believes that a Primary Application of such Target is not in the Excluded Field and the following provisions of this Clause 9 shall apply.

9.2	Upon receipt of a notice from Chugai under Clause 8.1, 8.3.3, or 9.1 CAT shall have [***] days to:

9.2.1	subject such Target to such family, motif, sequence analyses or other customary or scientifically established techniques as CAT in its sole discretion may determine in order to confirm that a Primary Application of that Target is not in the Excluded Field;

9.2.2	conduct an assessment of such Target using information available to CAT to determine that Target’s Primary Application and the intended or actual use of the Target;

9.2.3	make such reasonable enquiries of Chugai in respect of the intended or actual use of such Target as CAT deems fit provided always that such enquiries shall be without prejudice to the representation and warranty made by Chugai in Clause 17.2.2; and

9.2.4	submit such Target to the CAT Gatekeeping Procedure.

9.3	Before the expiry of the [***] referred to in Clause 9.2, CAT shall either:

9.3.1	notify Chugai in writing that CAT shall, subject to the payment of the licence fee set out in Clause 9.5, grant to Chugai a Product Licence in the Territory or add such Target to the [***] if the procedure is being applied in respect of the [***]; or

9.3.2	notify Chugai in writing that either (i) that the Target’s Primary Application is in the Excluded Field or (ii) that such Target has not passed the CAT Gatekeeping Procedure in which case either such Target shall not be added to the [***] or Chugai shall not be granted a Product Licence and Chugai shall have no right to use the CAT Background IP and CAT Foreground IP in respect of such Target other than under the Library Licence.

9.4	For the avoidance of doubt:

9.4.1	the procedures outlined in Clauses 9.2 and 9.3 shall only apply to Targets to which a CAT Library Antibody is directed if those Targets are not [***] at the date of a notice from Chugai under Clause 8.1, 8.3.3 or Clause 9.1;

9.4.2	there shall be no limit to the number of Targets for which Chugai may request a Product Licence during the term of this Agreement;

9.4.3	it shall not be a breach of any provision of this Agreement if following the grant of any Product Licence by CAT it is subsequently discovered by either Party that the Target in question has a Primary Application in the Excluded

Field provided always that that Party promptly so notifies the other in writing and in such event any Product Licence granted by CAT to Chugai shall remain in full force and effect;

9.4.4	nothing herein shall prevent CAT from meeting any obligations it has to Third Parties under any agreements [***] in respect of any Target notified by Chugai under Clause 9.1 where such Target’s Primary Application is determined by CAT under Clause 9.3.2 either to be in the Excluded Field or not to pass the CAT Gatekeeping Procedure, provided that such obligation does not involve any use or disclosure of any Confidential Information belonging to Chugai;

9.4.5	Chugai must request, and be granted, a Product Licence prior to the commencement of the first Phase I Clinical Trial or the first Phase I/IIa Clinical Trial, as applicable, on the relevant CAT Library Antibody;

9.4.6	CAT Library Antibodies to a Target in respect of which Chugai is granted a Product Licence shall, following such grant, be Development Antibodies; and

9.4.7	On the grant of any Product Licence, CAT shall not, except as may be otherwise provided herein, develop or exploit any Diagnostic Antibody Product or Therapeutic Antibody Product directed to the Target that is the subject of such Product Licence; and

9.4.8	Chugai may request Product Licences for a period of three (3) years after the expiry of the Library Licence provided however that the licence fee set out in Clause 9.5 and the applicable milestone payments set out in Clause 14 for such Product Licences shall be increased after the expiry of the initial three (3) year term of the Library Licence or the extension thereof under Clause 5.2 in accordance with the increase in the UK retail price index from the Commencement Date to the end of such three (3) year period.

9.5	Any Product Licence which may be granted by CAT to Chugai shall not be effective until the receipt by CAT of a licence fee of [***], increased if applicable under Clause 9.4.8, which shall not be refundable or creditable against any other sums which may be payable by Chugai to CAT pursuant to this Agreement.

9.6	The provisions of this Clause 9 shall apply mutatis mutandis to each Target proposed by Chugai for inclusion in the [***] or for which Chugai requests a Product Licence for a CAT Library Antibody.

10	INTELLECTUAL PROPERTY – OWNERSHIP AND LICENCES

10.1	The CAT Background IP is and shall be owned by CAT.

10.2	Any and all CAT Background IP Improvements and any and all CAT Foreground Patent Rights shall be owned by CAT.

10.3	All CAT Library Antibodies and all intellectual property rights therein are and shall be, subject to Clause 10.7, be owned by CAT provided however that Chugai shall, following the grant of a Product Licence [***], own any Know How it may generate or Patent Rights it may file which relate to CAT Library Antibodies directed to the Target which is the subject of such Product Licence.

10.4	The Chugai IP is and shall be owned by Chugai.

10.5	Chugai shall as soon as reasonably practicable disclose to CAT the identification, development, conception, generation or reduction to practice of all CAT Background IP Improvements and Chugai shall, at the request and cost of CAT, do all such acts and things and shall execute all such deeds and documents as may be reasonably necessary to vest in CAT all right, title and interest in and to any such CAT Background IP Improvements.

10.6	Notwithstanding anything in this Agreement to the contrary CAT hereby grants to Chugai with effect from the expiry or earlier termination of this Agreement in accordance with Clause 19 a perpetual, royalty free, non-exclusive licence under any CAT Background IP Improvements to carry out research but not further or otherwise.

10.7	[***]

10.8	[***]

10.9	Chugai hereby grants to CAT a perpetual, royalty free, non-exclusive licence, with the right to grant sublicences, under any Chugai IP relating to any CAT Library Antibodies assigned to Chugai under Clause 10.7 solely to the extent necessary for CAT to be able to use and to sublicence the CAT IP for research purposes only.

11	DUE DILIGENCE BY CHUGAI

11.1	Promptly following the grant of each Product Licence granted by CAT pursuant to Clause 9.1.1 or 9.3.1, Chugai will prepare and deliver to CAT a Development Plan for the relevant Development Antibody in the Territory and Chugai will thereafter use reasonable commercial efforts to:

11.1.1	meet the Milestones set out in such Development Plan and to develop and commercialise Diagnostic Antibody Products and/or Therapeutic Antibody Products as the case may be derived from such Development Antibody; and

11.1.2	develop such Diagnostic Antibody Products and/or Therapeutic Antibody Products in a Major Market and to bring those Diagnostic Antibody Products and/or Therapeutic Antibody Products to market in at least one clinical indication in a Major Market within the time frames set out in the Development Plan; and

11.1.3	satisfy market demand for such Diagnostic Antibody Products and/or Therapeutic Antibody Products.

11.2	The activities described in Clause 11.1 may be carried out by Chugai, its Affiliates or its sub-licensees provided always in such case nothing shall relieve Chugai of its obligations under Clause 11.1 and a breach of those obligations by its Affiliates or sublicensees shall be deemed to be a breach by Chugai.

11.3	For the purposes of this Clause 11 “reasonable commercial efforts” shall mean efforts which are similar to the efforts used by Chugai in relation to other products under similar commercial circumstances that have similar commercial value, status and potential to the Diagnostic Antibody Product or Therapeutic Antibody Product in question. Notwithstanding the foregoing, and for the avoidance of doubt, Chugai shall not be required by this Clause 11 or otherwise to continue with its development or commercialisation of a particular Diagnostic Antibody Product, Therapeutic Antibody Product or Product in any country if for safety, efficacy, technical or business reasons it decides in good faith to abandon the same and Chugai so notifies CAT in writing.

11.4	Chugai shall provide to CAT an annual report of its progress with each Development Plan together with any updates of such Development Plan where applicable.

12	CAT ANTIBODY PRODUCTS

12.1	If Chugai has begun to develop a Therapeutic Antibody Product but has not filed an IND for such Therapeutic Antibody Product in a Major Market within [***] years of the grant of a Product Licence by CAT in respect thereof then Chugai shall provide to CAT all relevant scientific, regulatory and technical information relating to such Therapeutic Antibody Product so that CAT can determine in its sole discretion whether to enter into a licence agreement (a “CAT Antibody Product Licence Agreement”) with Chugai in respect of such Therapeutic Antibody Product pursuant to which CAT shall research, develop and commercialise such Therapeutic Antibody Product in any country outside Japan under any applicable Chugai IP. Upon execution of such CAT Antibody Product Licence Agreement such Therapeutic Antibody Product shall, outside Japan, be a “CAT Antibody Product”. The [***] year period specified in this Clause 12.1 may be extended by [***] year only upon written notice from Chugai to CAT and the payment of a non-refundable, non-creditable extension fee of [***] prior to the end of such [***] year period.

12.2	CAT shall within [***] days of receipt of a notice from Chugai under Clause 12.1, notify Chugai whether it wishes to enter into a CAT Antibody Product Licence Agreement. If CAT so notifies Chugai, the Parties or their nominated Affiliates shall enter into a CAT Antibody Product Licence Agreement comprising the terms set out in Clauses 12.3, 12.4 and 12.5 and other terms typically found in agreements of like nature for similar products, to be negotiated in good faith, and CAT shall be granted, to the extent Chugai is able, an exclusive, sub-licensable, royalty bearing license under the Chugai IP to enable it to research, develop and commercialise such CAT Antibody Products in respect of the relevant Target in any country outside Japan. The licence to be granted to CAT by Chugai under this Clause shall only be in respect of the relevant CAT Antibody Product and shall only be to the extent needed by CAT to research, develop and commercialise that CAT Antibody Product in respect of the relevant Target. For the avoidance of doubt, any licence which may be granted by Chugai hereunder shall not prevent Chugai from researching, developing and commercialising Other Products to the same Target in any country of the Territory. If CAT does not notify Chugai within the [***] days mentioned above, it shall no longer have the option to enter into a CAT Antibody Product Licence Agreement with Chugai and Chugai’s rights under the relevant Product Licence shall continue in full force and effect, subject always to the terms of this Agreement.

12.3	CAT shall pay to Chugai in partial consideration for any CAT Antibody Product Licence Agreement entered into under Clause 12.2 and the licences contained therein:

12.3.1	the milestone payments set out in Clauses 12.4 and 12.5 below;

12.3.2	a royalty of [***] on Net Sales of each CAT Antibody Product in each country outside Japan where the CAT Antibody Product falls within the scope of any Valid Claims of Patent Rights comprised in the Chugai IP in that country; and

12.3.3	a royalty of [***] on Net Sales of each CAT Antibody Product in each country outside Japan where the CAT Antibody Product does not fall within the scope of any Valid Claims of Patent Rights comprised in the Chugai IP in that country.

12.4	In partial consideration for any CAT Antibody Product Licence Agreement and the licences contained therein CAT shall, if the Chugai IP contains Valid Claims of Patent Rights which cover or claim the Target to which a CAT Antibody Product is directed in a Major Market outside Japan, make to Chugai the following milestone payments for each CAT Antibody Product:

12.4.1	Initiation of the first Phase I Clinical Trial or Phase I/IIa Clinical Trial in respect of the CAT Antibody Product anywhere in the Territory:	[***]

12.4.2	Initiation of the first Phase III Clinical Trial in respect of the CAT Antibody Product anywhere in the Territory:	[***]

12.4.3	Filing of the first BLA in respect of the CAT Antibody Product anywhere in the Territory:	[***]

12.4.4	(i) First FDA approval anywhere in the Territory for first indication of the CAT Antibody Product:	[***]

	(ii) First FDA approval anywhere in the Territory for second indication of the CAT Antibody Product:	[***]

12.5	In partial consideration for any CAT Antibody Product Licence Agreement and the licences contained therein CAT shall, if the Chugai IP does not contain Valid Claims of Patent Rights which cover or claim Target to which a CAT Antibody Product is directed in a Major Market outside Japan, make to Chugai the following milestone payments for each CAT Antibody Product:

12.5.1	Initiation of the first Phase I Clinical Trial or Phase I/IIa Clinical Trial in respect of the CAT Antibody Product anywhere in the Territory:	[***]

12.5.2	Initiation of the first Phase III Clinical Trial in respect of the CAT Antibody Product anywhere in the Territory:	[***]

12.5.3	Filing of the first BLA in respect of the CAT Antibody Product anywhere in the Territory:	[***]

12.5.4	(i) First FDA approval anywhere in the Territory for first indication of the CAT Antibody Product:	[***]

	(ii) First FDA approval anywhere in the Territory for second indication of the CAT Antibody Product:	[***]

12.6	For the avoidance of doubt the milestones set out in Clauses 12.4 and 12.5 above shall be payable in respect of each CAT Antibody Product directed against each Target.

12.7	If Chugai and CAT enter into a CAT Antibody Product Licence Agreement as provided in Clause 12.2, then:

12.7.1	the term of such CAT Antibody Licence Agreement shall continue, unless earlier terminated, on a country by country basis until the later of the last to expire Valid Claim of any Patent Rights comprised in the Chugai IP or for ten (10) years from First Commercial Sale of any such CAT Antibody Product in such country by CAT, its Affiliates, sub-licensees or nominees (provided that in the case of a country within the European Union such ten (10) year period shall run from the date of First Commercial Sale of such CAT Antibody Product anywhere in the European Union); and

12.7.2	as applicable and commensurate with legislative and regulatory requirements, Chugai shall transfer to CAT or its nominee all BLAs and other regulatory filings and approvals for the relevant CAT Antibody Product outside Japan. In the event that such a transfer is not possible, Chugai shall use reasonable endeavours to ensure that CAT has the benefit of the relevant BLAs and other regulatory filings and approvals and, to this end, shall consent to any Regulatory Authority cross-referencing to the data and information on file with the Regulatory Authority in Japan as may be necessary to facilitate the transfer of such BLAs, regulatory filings and approvals to CAT and Chugai agrees to complete whatever other procedures are reasonably necessary in relation to the same to enable CAT (either itself or in conjunction with a Third Party) freely to develop and sell the relevant CAT Antibody Product outside Japan at CAT’s expense;

12.7.3	Chugai shall, as appropriate, provide CAT with all reasonable technical and other assistance in relation to CAT’s appointment of a Third Party manufacturer of the relevant CAT Antibody Product;

12.7.4

the CAT Antibody Licence Agreement shall contain terms providing that neither Party will do any act or thing or fail to do any act or thing which could delay or jeopardise the grant of Marketing Approval for any Therapeutic Antibody Product to a Target in Japan or any CAT Antibody Product to the same Target in any other country and that each Party will provide to the other all data, materials and other information (including but not limited to information relating to adverse events) which the other Party may require to comply with Regulatory Requirements in Japan or any other country; and

12.7.5	Chugai shall have the sole right and responsibility at its sole discretion and with all reasonable assistance from CAT to file, prosecute and maintain the Patent Rights and any other rights related to or contained in the Chugai IP which claim or cover the relevant CAT Antibody Product and or for the conduct of any lawsuits, claims or proceedings relating to them in all countries, including, without limitation any interference or opposition proceedings. All applicable costs, including those of CAT in providing reasonable assistance and of the patent attorneys retained by Chugai, shall be the responsibility of Chugai. If, following execution of any CAT Antibody Product Licence Agreement, Chugai determines not to prosecute and/or maintain any Patent Rights, or part thereof, comprised in the Chugai IP which claim or cover the CAT Antibody Product which is the subject of such CAT Antibody Product Licence Agreement (whether by totally abandoning the same or otherwise), Chugai shall give written notice thereof to CAT not later than [***] days prior to any relevant filing or prosecution deadline and if CAT wishes to do so CAT shall be entitled to prosecute and maintain such Patent Rights or part thereof at its own cost and expense and Chugai shall transfer to CAT all relevant files and provide all reasonable assistance to CAT, at Chugai’s cost and expense, in respect thereof.

12.8	Nothing in this Clause 12 is intended to prevent Chugai from continuing to research, develop and commercialise in Japan any Therapeutic Antibody Product from which a CAT Antibody Product is derived after the relevant CAT Antibody Product Licence Agreement is executed by the Parties.

13	DUE DILIGENCE BY CAT

13.1	Promptly following the execution of each CAT Antibody Product Licence Agreement entered into by Chugai and CAT, CAT will prepare and deliver to Chugai a Development Plan for such CAT Antibody Product in the Territory (excluding Japan) and CAT will thereafter use reasonable commercial efforts to:

(a)	meet the Milestones set out in such Development Plan and to develop and commercialise CAT Antibody Products;

(b)	develop and commercialise CAT Antibody Products in at least one clinical indication within the time frames set out in the Development Plan; and

(c)	satisfy market demand for those CAT Antibody Products.

13.2	The activities described in Clause 13.1 may be carried out by CAT, its Affiliates or its sub-licensees provided always in such case nothing shall relieve CAT of its obligations under Clause 13.1 and a breach of those obligations by its Affiliates or sublicensees shall be deemed to be a breach by CAT.

13.3	For the purposes of this Clause 13 “reasonable commercial efforts” shall mean efforts which are similar to the efforts used by CAT in relation to other products under similar commercial circumstances that have similar commercial value, status and potential to the CAT Antibody Products in question. Notwithstanding the foregoing, and for the avoidance of doubt, CAT shall not be required by this Clause 13 or otherwise to continue with its commercialisation or development efforts of a particular CAT Antibody Product in any country if for safety, efficacy, technical or business reasons it decides in good faith to abandon the same and so notifies Chugai in writing.

13.4	CAT shall provide to Chugai an annual report of its progress with each Development Plan together with any updates of such Development Plan where applicable.

13.5	If CAT has not filed an IND for a CAT Antibody Product in a Major Market within [***] years of the date of the relevant CAT Antibody Product Licence Agreement then CAT shall provide to Chugai all relevant scientific, regulatory and technical information relating to such CAT Antibody Product so that Chugai can determine in its sole discretion whether to terminate the CAT Antibody Product Licence Agreement granted to CAT in respect of the CAT Antibody Product. The [***] year period specified in this Clause may be extended by [***] only upon written notice from CAT to Chugai and the payment of a non-refundable, non-creditable extension fee of [***] prior to the end of such [***] period.

13.6	Chugai shall within [***] days of receipt of a notice from CAT under Clause 13.5, notify CAT whether it wishes to terminate the CAT Antibody Product Licence Agreement. If Chugai so notifies CAT, the CAT Antibody Product Licence Agreement shall terminate and CAT shall have no further rights in respect of that CAT Antibody Product.

14	PAYMENTS

14.1	CAT shall have the sole responsibility for the payment of all of CAT’s Third Party Royalty Obligations.

14.2	With respect to each Therapeutic Antibody Product, Chugai shall pay to CAT the following milestones for the events set out below. For the avoidance of doubt the milestones set out in 14.2.1, 14.2.2, and 14.2.3 below shall be payable in respect of each Therapeutic Antibody Product directed against each Target. The milestone set out in 14.2.4 below shall be payable no more than twice: firstly on FDA approval for the first indication of such Therapeutic Antibody Product and again (if applicable) on FDA approval for the second indication for such Therapeutic Antibody Product directed against each Target. No further milestone payments will be due or payable for such Therapeutic Antibody Product:

14.2.1	Initiation of the first Phase I Clinical Trial or Phase I/IIa Clinical Trial in respect of the Therapeutic Antibody Product anywhere in the Territory:	[***]

14.2.2	Initiation of the first Phase III Clinical Trial in respect of the Therapeutic Antibody Product anywhere in the Territory:	[***]

14.2.3	Filing of the first BLA in respect of the Therapeutic Antibody Product anywhere in the Territory:	[***]

14.2.4	(i) First FDA approval anywhere in the Territory for first indication of the Therapeutic Antibody Product:	[***]

(ii) First FDA approval anywhere in the Territory for second indication of the Therapeutic Antibody Product:	[***]

14.3	Chugai shall pay to CAT the following royalties on Net Sales of Therapeutic Antibody Product:

14.3.1	AnnualNet Sales of less than [***]	[***]

14.3.2	AnnualNet Sales of between [***] and [***]	[***]

14.3.3	AnnualNet Sales of over [***]	[***]

14.4	With respect to Diagnostic Antibody Products, Chugai shall pay to CAT the following milestone payments for the events set out below. For the avoidance of doubt the milestones set out below shall be payable in respect of each Diagnostic Antibody Product to meet the identified milestone:

14.4.1	Filing of the first BLA in respect of the Diagnostic Antibody Product anywhere in the Territory	[***]

14.4.2	First FDA approval in respect of the Diagnostic Antibody Product anywhere in the Territory	[***]

14.5	Chugai shall pay to CAT a royalty of [***] of Net Sales of Diagnostic Antibody Products.

14.6	If any royalty payments due to Third Parties in respect of any Therapeutic Antibody Product exceed [***] of Net Sales of such Therapeutic Antibody Product (excluding CAT’s Third Party Royalty obligations and any royalties payable in respect of the manufacture of such Therapeutic Antibody Product) then the royalties payable to CAT under Clause 14.3 shall be reduced according to the following formula:

[***]

14.7	If it is determined by (i) an independent Third Party expert (appointed in accordance with the Expert’s Decision procedure set out in Schedule 6) or (ii) a judicial order by a Court of competent jurisdiction as a result of an action between CAT and the Medical Research Council (“MRC”) that royalties are due on the sale of Other Products in a particular country under the agreement between CAT and the MRC set out in Paragraph 1 of Schedule 3 as such agreement exists on the Commencement Date (the “Current MRC Agreement”), then Chugai shall pay to CAT a royalty of [***] of the Net Sales of such Other Product in that particular country. For the avoidance of doubt nothing in this Clause 14.7 is intended to prevent or limit CAT’s freedom to amend or vary the Current MRC Agreement as CAT in its sole discretion sees fit.

14.8	The sums payable under Clauses 14.2 and 14.4 shall be paid by Chugai within [***] of the applicable milestone being achieved and no sums payable under Clauses 14.2 and 14.4 shall be refundable or creditable against any other sum payable by Chugai hereunder for any reason.

14.9	All royalties due to CAT pursuant to any Product Licence or, if applicable, Other Product Licence shall be payable on a country by country basis until the later of ten (10) years from the date of the First Commercial Sale of the relevant Product or until the expiry of the last to expire Valid Claim of Patent Rights comprised in the CAT Background Patent Rights or the CAT Foreground Patent Rights which Valid Claim would be infringed by the sale of such Product in that country. In the case of a country within the European Union such ten (10) year period shall run from the date of First Commercial Sale of such Product anywhere in the European Union.

14.10	Chugai shall make the payments due to CAT under Clauses 14.3, 14.5 or 14.7 in pounds sterling (or Euros if applicable at the time of payment) at Quarterly intervals. CAT shall make any payments due to Chugai under Clause 12.3 in Japanese Yen at Quarterly intervals. Within [***] of the end of each Quarter after the First Commercial Sale of each Product in any country the payor Party shall prepare a statement which shall show on a country by country basis for the previous Quarter all monies due to the payee Party. That statement shall include details of Net Sales broken down to show the country of the sales and the total Net Sales in such country and shall be submitted to the payee Party within such [***] day period together with remittance of the monies due.

14.11	All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority. Any tax (other than VAT) which the payor Party is required to pay or withhold with respect of the payments to be made to the payee Party hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, the payor Party shall give the payee Party such assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable the payee Party to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax. If by law, regulation or fiscal policy of a particular country, remittance of royalties in pounds sterling (or Euros if applicable) or Japanese Yen, as the case may be, is restricted or forbidden, notice thereof will be promptly given to the payee Party, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of such payee Party in a recognized banking institution designated by such payee Party, its Affiliates or sublicensees, as applicable. When in any country a law or regulation that prohibits both the transmittal and deposit of such payments ceases to be in effect, all royalties that such payee Party would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

14.12	For converting any payments from Chugai to CAT on Net Sales of a Diagnostic Antibody Product, Therapeutic Antibody Product or Other Product made in any country, Net Sales shall first be determined in Japanese Yen and shall be converted each Quarter interval into pounds sterling (or Euros if applicable) at the average of the bid and ask prices prevailing in Tokyo as of the close of the last Business Day of such Quarter in which such royalty is due. If the last day of such Quarter is not a Business Day, then the closest preceding Business Day shall be used for such calculation. All such converted Net Sales shall be used to calculate the applicable royalty payable determined therefrom. For converting any payments from CAT to Chugai on Net Sales of a CAT Antibody Product made in any currency, Net Sales shall first be determined in pounds sterling (or Euros if applicable) and shall be converted each Quarter into Japanese Yen at the average of the bid and ask prices reported in the Financial Times as of the close of the last Business Day of such Quarter in which such royalty is due. If the last day of such Quarter is not a Business Day, then the closest preceding Business Day shall be used for such calculation. All such converted Net Sales shall be used to calculate the applicable royalty payable determined therefrom.

14.13	The payor Party shall keep and shall procure that its Affiliates and sub-licensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to the payee Party pursuant to this Agreement. Those records and books of account shall be kept for [***] years following the end of the Year to which they relate. Upon the payee Party’s written request, a firm of accountants appointed by agreement between the Parties or, failing such agreement within ten (10) Business Days of the initiation of discussions between them on this point and at the request of the payee Party a firm of accountants appointed by the then current President of the Institute of Chartered Accountants of England and Wales in London:

14.13.1	shall be given access to and shall be permitted to examine and copy such books and records of the payor Party and its Affiliates upon twenty (20) Business Days notice having been given by the payee Party and at all reasonable times on Business Days for the purpose of certifying that the Net Sales calculated by the payor Party, its Affiliates and its sub-licensees during any Year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure for such period which in their judgment are true and correct;

14.13.2	Prior to any such examination taking place, such firm of accountants shall undertake to the payor Party in a deed that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including the payee Party, but shall only use the same for the purpose of the calculations which they need to perform in order to issue the certificate to which this Clause 14.13 envisages;

14.13.3	any such access examination and certification shall occur no more than once per year and will not go back over records more than two (2) years old;

14.13.4	The payor Party and its Affiliates shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

14.13.5	the cost of the accountant shall be the responsibility of the payor Party if the certification shows it to have underpaid monies to the payee Party by more than [***] and the responsibility of the payee Party otherwise.

14.14	All payments due to the payee Party under the terms of this Agreement are expressed to be exclusive of value added tax howsoever arising and the payor Party shall pay to the payee Party in addition to those payments all value added tax for which the payor Party is liable to account to H M Customs & Excise in relation to any supply made or deemed to be made for value added tax purposes on receipt of a tax invoice or invoices from the payee Party.

14.15	All payments made to the payee Party under this Agreement shall be made to the bank account of the payee Party as notified by the payee Party to the payor Party from time to time.

14.16	If the payor Party fails to make any payment to the payee Party hereunder on the due date for payment, without prejudice to any other right or remedy available to the payee Party it shall be entitled to charge the payor Party interest (both before and after judgment) of the amount unpaid at the annual rate of LIBOR (London Interbank Offering Rate) plus two percent (2%) calculated on a daily basis until payment in full is made without prejudice to the payee Party’s right to receive payment on the due date.

15	PATENT PROSECUTION AND INFRINGEMENT

15.1	CAT shall have the sole right and responsibility, at its sole discretion and cost and with reasonable assistance from Chugai to file, prosecute and maintain the CAT Background Patent Rights and any CAT Foreground Patent Rights and for the conduct of any lawsuits, claims or proceedings including, without limitation, any interference or opposition proceeding relating thereto in all countries. All applicable costs, including those of Chugai in providing reasonable assistance and of the patent attorneys retained by CAT, shall be the responsibility of CAT.

15.2	Subject to Clause 15.3 Chugai shall have the sole right and responsibility, at its sole discretion and with reasonable assistance from CAT to file, prosecute and maintain the Patent Rights and any other rights related to or contained in the Chugai IP and for the conduct of any lawsuits, claims or proceedings relating to them in all countries, including, without limitation, any interference or opposition proceedings. All applicable costs, including those of CAT in providing reasonable assistance and of the patent attorneys retained by Chugai, shall be the responsibility of Chugai.

15.3	Nothing in this Agreement is intended to restrict, or to be construed as restricting, Chugai’s right to file, obtain, maintain and/or enforce such Patent Rights in respect of Targets and their utility as it sees fit provided always that Chugai shall have no right, subject to Clause 15.4, [***] For the avoidance of doubt, [***]

15.4	Notwithstanding the provisions of Clause 15.3, the Parties acknowledge and agree that it may, from time to time during the term of this Agreement, be necessary for Chugai [***]. Where Chugai reasonably considers it necessary to do so it shall [***]. CAT shall, [***].

15.5	[***]

15.6	For the avoidance of doubt, the Parties hereby agree that [***].

15.7	If CAT reasonably determines that [***].

15.8	Each Party shall promptly report in writing to the other during the term of this Agreement any (i) known infringement or suspected infringement of any of the CAT IP or the Chugai IP or (ii) unauthorised use or misappropriation of any Confidential Information by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorised use or misappropriation.

15.9	If during the term of this Agreement a Third Party in any country where any Product is being imported, manufactured, used, or sold, notifies any of the Parties, their Affiliates or licensees that such activity infringes or is alleged to infringe any issued patent either assigned to or licensed to such Third Party, then the Party so notified shall promptly notify the other Party in writing.

15.10	Each Party shall co-operate with the other Party, to the extent reasonably requested, in any legal action brought by or against the other Party or both of them or against their Affiliates or sublicensees, in each case by a Third Party, in connection with the making, using or selling of any Product (“Action”).

15.11	Chugai shall have the sole responsibility at its sole discretion and expense to defend or prosecute any Action (other than Actions relating to the CAT IP which shall be CAT’s sole responsibility) with respect to a Diagnostic Antibody Product, Therapeutic Antibody Product or Other Product. CAT shall provide all reasonable assistance in connection with any Action at Chugai’s expense (including CAT’s reasonable attorneys’ fees). If Chugai finds it necessary to join CAT in such Action, CAT shall execute all papers and perform such other acts as may be reasonably required. Unless Chugai and CAT otherwise agree any amount recovered in any such Action whether by judgment or settlement shall be retained by Chugai. In the event Chugai fails to defend or prosecute any Action within [***] days of learning of such Action, CAT shall have the sole right, but not obligation, to do so at its own cost and expense. If CAT wishes to join Chugai in such suit or action, Chugai shall at its own cost and expense execute all papers and perform such other acts as may be reasonably required. Chugai may, at its option, join as a party in such suit and, at its expense, be represented by counsel of its choice. Unless Chugai and CAT otherwise agree, any amount recovered in any such action or suit, whether by judgement or settlement, after payment to Chugai of its reasonable expenses (including attorney’s fees), shall be paid to or retained by CAT.

15.12	CAT shall have the sole responsibility at its sole discretion and expense to defend or prosecute any Action with respect to a CAT Antibody Product. Chugai shall provide all reasonable assistance in connection with any Action at CAT’s expense (including Chugai’s reasonable attorneys’ fees). If CAT finds it necessary to join Chugai in such Action, Chugai shall execute all papers and perform such other acts as may be reasonably required. Unless Chugai and CAT otherwise agree any amount recovered in any such Action whether by judgment or settlement shall be retained by CAT. In the event CAT fails to defend or prosecute within [***] days of learning of such Action, Chugai shall have the sole right, but not obligation, to do so at its own cost and expense. If Chugai finds it necessary to join CAT in such suit or action, CAT shall at its own cost and expense execute all papers and perform such other acts as may be reasonably required. CAT may, at its option, join as a party in such suit and, at its expense, be represented by counsel of its choice. Unless Chugai and CAT otherwise agree, any amount recovered in any such action or suit, whether by judgment or settlement, after payment to CAT of its reasonable expenses (including attorney’s fees), shall be paid to or retained by Chugai.

15.13	Chugai or CAT shall mark all Products with all applicable patent numbers and shall mark and label all Products in such a manner as to conform with all applicable laws of the country where such Products are sold.

16	CONFIDENTIALITY

16.1	Each Party undertakes and agrees to:

16.1.1	only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

16.1.2	ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied “need to know” basis and are informed of the secret and confidential nature of it;

16.1.3	keep the Confidential Information secret and confidential and not directly or indirectly disclose or permit to be disclosed, make available or permit to be made available the same to any Third Party for any reason without the prior written consent of the Disclosing Party;

16.1.4	ensure that the Confidential Information is not covered by any fixed or floating charge entered into at any time by it and not otherwise to establish a lien over or in any other way encumber the same; and

16.1.5	not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any Documents containing the Confidential Information, except that each party may retain one copy of the Confidential Information for purposes of ensuring its compliance with this Agreement.

16.2	The obligations of confidence referred to in Clause 16.1 shall not extend to any Confidential Information which:

16.2.1	is or becomes generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of this Clause;

16.2.2	is known to the Recipient Party and is at its free disposal (having been generated independently by the Recipient Party or a Third Party in circumstances where it has not been derived directly or indirectly from the Disclosing Party’s Confidential Information) prior to its receipt from the Disclosing Party provided that evidence of such knowledge is proven by competent written records; or

16.2.3	is subsequently disclosed to the Recipient Party without obligations of confidence by a Third Party owing no such obligations to the Disclosing Party in respect of that Confidential Information;

16.2.4	is required by law to be disclosed (including, without limitation, as part of any regulatory submission or approval process); however, the Party seeking such disclosure shall provide prompt written notice of this requirement to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing timing and content of such disclosure;

16.3	The requirement under Clause 16.2.4 to notify the Disclosing Party when Confidential Information is required to be disclosed by a Regulatory Requirement shall not apply when such disclosure is required as part of any regulatory submission or approval process.

16.4	All Confidential Information owned by and disclosed by the Disclosing Party to the Recipient Party shall remain the property of the Disclosing Party. In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that Party, the Recipient Party shall:

16.4.1	promptly notify such court or Competent Authority:

16.4.2	(a) that Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party; and

16.4.3	(b) of the confidential obligations under this Agreement; and

16.4.4	to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party’s Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

16.5	The obligations of the Parties under Clause 16.1 and 16.3 shall last for a period of seven (7) years from the disclosure of the Confidential Information or until the Confidential Information is no longer secret and confidential, whichever is the earlier.

16.6	The Parties understand and agree that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 16 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause 16.

16.7	Chugai shall be entitled to publish data and information obtained by it in the course of the development of Products or Other Products provided that (i) any such publication may not include any Confidential Information of CAT without CAT’s prior written consent and (ii) such publication may use CAT’s name and refer to CAT as the licensor of the CAT Library with CAT’s prior written consent which shall not to be unreasonably withheld or delayed.

17	REPRESENTATIONS AND WARRANTIES

17.1	Each Party hereby represents and warrants to the other Party as of the Commencement Date that:

17.1.1	it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

17.1.2	it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a Third Party and to perform its obligations hereunder;

17.1.3	it has taken all necessary corporate action on its part to authorise the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

17.1.4	all necessary consents, approvals and authorisations of all applicable Competent Authorities and other persons required to be obtained by such Party in order to execute this Agreement on behalf of such Party have been obtained; and

17.1.5	the execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

17.2	Chugai hereby represents and warrants that:

17.2.1	CAT has informed Chugai of [***] in so far as [***] relate to the Excluded Field, Targets and Antibodies; and

17.2.2	in using the CAT Background IP pursuant to any licences granted by CAT hereunder Chugai’s primary purpose in doing so is outside the Excluded Field.

17.3	CAT hereby represents and warrants to Chugai that:

17.3.1	Schedule 1 contains a full and comprehensive list of the CAT Background Patent Rights in existence at the Commencement Date;

17.3.2	it has informed Chugai of [***] in so far as [***] relate to the rights granted to Chugai under this Agreement and the obligations imposed on Chugai by this Agreement;

17.4	Except as expressly stated in this Clause 17, no representations, or warranty whatsoever is made or given by or on behalf of the Parties. All representations and warranties whether arising by operation of law or otherwise are hereby expressly excluded.

18	LIABILITY AND INDEMNITY

18.1	Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its directors, officers, employees, successors and assigns (the “Indemnified Party”), from any loss, damage or liability, including reasonable attorney’s fees, relating to (a) any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a Third Party arising out of the administration, utilisation and/or ingestion of any Diagnostic Antibody Product, Therapeutic Antibody Product or Other Product (in the case of Chugai) or a CAT Antibody Product (in the case of CAT) or (b) any claim, lawsuit or other action by a Third Party that arises out of, relates to or results from the breach by the Indemnifying Party of any of its representations, warranties (including any representations and warranties which may be made by Chugai pursuant to Clause 8.1 or 9.1.2) or covenants contained within this Agreement, (hereinafter a “Claim”) provided:

18.1.1	The Indemnifying Party shall not be obligated under this Clause if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the Claim was the result of the negligence, failure to reasonably act or wilful misconduct of any employee or agent of the Indemnified Party or the conduct of any activity to be performed by the Indemnified Party pursuant to this Agreement; and

18.1.2	The Indemnifying Party shall have no obligation under this Clause 18.1 unless the Indemnified Party:

(a)	gives the Indemnifying Party prompt written notice of any Claim for which it seeks to be indemnified under this Agreement;

(b)	the Indemnifying Party is granted full authority and control over the defence, including settlement, against such Claim; and

(c)	The Indemnified Party co-operates fully with the Indemnifying Party and its agents in defence of such Claim.

18.1.3	The Indemnified Party shall have the right to participate in the defence of any such Claim referred to in this Clause utilising attorneys of its choice at its own cost and expense, provided, however, that the Indemnifying Party shall have full authority and control to handle any such Claim, including any settlement or other disposition thereof, for which the Indemnified Party seeks indemnification under this Clause.

18.2	Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise including under any indemnify hereunder for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates of an indirect nature including any economic loss or other loss of turnover, profits, business or goodwill.

19	TERM AND TERMINATION

19.1	This Agreement shall come into effect on the Commencement Date and, subject to Clause 3.1, shall continue in full force and effect unless earlier terminated by either Party until the expiry of all payment obligations of Chugai to CAT pursuant to any Product Licence or Other Product Licence granted by CAT to Chugai hereunder.

19.2	Chugai shall have the right to terminate this Agreement at any time upon giving CAT thirty (30) days’ written notice if (i) Chugai in its sole discretion determines that it no longer wishes to use the CAT Background IP or (ii) if Chugai determines in its sole discretion not to continue with this Agreement for whatever or no reason including, but not limited to, strategic, commercial, safety, efficacy, formulation, scientific, technical or other reasons (subject always to Chugai’s right under Clause 12 to abandon the development or commercialisation of a Diagnostic Antibody Product and/or Therapeutic Antibody Product in any country without terminating the Agreement).

19.3	Each Party shall have the right to terminate this Agreement (the “Terminating Party”) upon ninety (90) days’ written notice of termination to the other Party (the “Defaulting Party”) upon the occurrence of any of the following events at any time during this Agreement:

19.3.1	the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by it of a written notice from the Terminating Party identifying the breach and requiring its remedy, if such default cannot be cured within such sixty (60)-day period and the Defaulting Party delivers a certificate to the Terminating Party that such material breach is not reasonably capable of being cured within such sixty (60)-day period and that the Defaulting Party is working diligently to cure such breach, the period for remedy shall be extended provided that in no event shall the time for curing such material breach exceed an additional sixty (60) days; or

19.3.2	if an Insolvency Event occurs in relation to the Defaulting Party.

19.4	This Agreement shall terminate ninety (90) days after the date of any notice given under Clause 19.3.1 and immediately upon the giving of any notice under Clause 19.3.2.

20	CONSEQUENCES OF TERMINATION

20.1	The obligation to make payments under this Agreement with respect to any period prior to its expiry or termination shall survive the termination of this Agreement.

20.2	Upon expiry of this Agreement under Clause 3.1, the limited licence granted under Clause 3.3 shall immediately terminate and Chugai shall promptly deliver up to CAT any and all Confidential Information of CAT in the power, custody or control of Chugai and its Affiliates and shall thereafter have no right to use any such Confidential Information.

20.3	Upon expiry of this Agreement under Clause 19.1 any and all Product Licences and Other Product Licences shall become fully paid up and any CAT Antibody Product Licence Agreements shall remain in full force and effect in accordance with their terms.

20.4	Upon termination of this Agreement by Chugai under Clause 19.3 then:

20.4.1	any Product Licences and any Other Product Licences granted by CAT hereunder and Chugai’s rights and obligations (including payment obligations) in respect thereof shall remain in full force and effect;

20.4.2	any CAT Antibody Product Licence Agreements shall, in the case of a termination by Chugai under Clause 19.3.2, terminate;

20.4.3	any CAT Antibody Product Licence Agreements shall, in the case of a termination by Chugai under Clause 19.3.1, remain in full force and effect in accordance with their terms;

20.4.4	Chugai shall promptly deliver up to CAT any and all Confidential Information in the possession, power, custody or control of Chugai and its Affiliates and sublicensees provided always that Chugai shall thereafter have the right to retain copies thereof to the extent necessary for use in connection with any Product Licence or Other Product Licence; and

20.4.5	Except as may be required in relation to any Product Licence, Chugai shall continue to be entitled to use any CAT Library Antibodies for research purposes only; and

20.4.6	CAT shall promptly deliver up to Chugai any Confidential Information of Chugai received during the term of this Agreement provided however that CAT shall be entitled to keep copies thereof to the extent necessary to exercise its rights under any CAT Antibody Product Licence Agreement entered into pursuant to Clause 12.2 which remain in force under Clause 20.4.3, subject always to the obligations of confidentiality contained therein.

20.5	Upon termination of this Agreement by Chugai under Clause 19.2 then:

20.5.1	the Library Licence, all Product Licences and Chugai’s right to request Product Licences under Clause 9 shall immediately terminate; and

20.5.2	any Other Product Licences granted by CAT hereunder and Chugai’s rights and obligations (including payment obligations) in respect thereof shall remain in full force and effect; and

20.5.3	any CAT Antibody Product Licence Agreements shall remain in full force and effect in accordance with their terms; and

20.5.4	Chugai shall promptly deliver up to CAT any and all Confidential Information of CAT in the possession, power, custody or control of Chugai, its Affiliates or sublicensees provided always that Chugai shall thereafter have the right to retain copies thereof to the extent necessary for use in connection with any Other Product Licence.

20.5.5	CAT shall promptly deliver up to Chugai any Confidential Information of Chugai received during the term of this Agreement provided however that CAT shall be entitled to keep copies thereof to the extent necessary to exercise its rights under any CAT Antibody Product Licence Agreement entered into pursuant to Clause 12.2, subject always to the obligations of confidentiality contained therein.

20.6	Upon termination of this Agreement by CAT under Clause 19.3 for any reason:

20.6.1	the Library Licence, any Product Licences and any Other Product Licences shall terminate; and

20.6.2	any CAT Antibody Product Licence Agreements shall remain in full force and effect in accordance with their terms; and

20.6.3	Chugai shall promptly deliver up to CAT any and all Confidential Information of CAT in the possession, power, custody or control of Chugai, its Affiliates or sublicensees and Chugai shall thereafter have no right to use the same; and

20.6.4	CAT shall promptly deliver up to Chugai any Confidential Information of Chugai received during the term of this Agreement provided however that CAT shall be entitled to keep copies thereof to the extent necessary to exercise its rights under any CAT Antibody Product Licence Agreement entered into pursuant to Clause 12.2 subject always to the obligations of confidentiality contained therein.

20.7	Termination of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination including without limitation the right to recover damages against each other and all provisions which are expressed or are implied to survive this Agreement shall remain in full force and effect.

21	ASSIGNMENT

21.1	Save as otherwise provided in this Agreement, neither Party may assign its interest under this Agreement without the prior written consent of the other Party (not to be unreasonably withheld), provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to a successor of the assigning Party’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition, provided that such successor agrees in writing to be bound by this Agreement. Any purported assignment without a required consent shall be void. Subject to the foregoing, any reference to Chugai or CAT in this Agreement shall be deemed to include the successors thereto and assigns thereof.

22	FORCE MAJEURE

22.1	If a Party (the “Non-Performing Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (the “Innocent Party”) under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure, provided that:

22.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

22.1.2	the Non-Performing Party gives the Innocent Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

22.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

22.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

23	GOVERNING LAW

23.1	The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by and construed in accordance with the laws of England and Wales.

24	DISPUTE RESOLUTION

24.1	All disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement and including disputes relating to pre-contractual representations shall be settled as follows:

24.1.1	in the first instance all such disputes shall be referred for resolution to Chugai’s Vice President, Director, Business Development or any successor thereto or his nominee and CAT’s Senior Vice President, Business Alliances or any successor thereto or his/her nominee;

24.1.2	if the officers referred to in Clause 24.1.1 are unable to solve any dispute referred to them within thirty (30) days of the date of such referral then the matter in question shall be referred to the President of Chugai or his nominee and the Chief Executive Officer of CAT or his nominee for resolution.

24.1.3	if the individuals identified in Clause 24.1.2 or their nominees are unable to resolve any dispute referred to them within sixty (60) days of the date of such referral then either Party may choose to refer the matter to arbitration and the provisions of Clause 24.2 shall apply.

24.2	Disputes which are referred by either Party to arbitration shall be settled as follows:

24.2.1	The arbitration shall be in accordance with the UNCITRAL Arbitration Rules in effect on the Commencement Date. Save as otherwise expressly provided herein the procedural rules shall be the rules of the High Court in England and Wales and the lex curiae shall be the law of England and Wales.

24.2.2	The number of arbitrators shall be three (3), chosen in accordance with the procedures set out in Clause 24.2.3 to 24.2.5 inclusive. The award of the arbitrators shall be final and binding on the Parties and not appealable to any court in any jurisdiction.

24.2.3	Each Party shall appoint one arbitrator. If within thirty (30) days after receipt of the Claimant’s notification of the appointment of an arbitrator the respondent has not notified the claimant of the arbitrator he appoints, the second arbitrator shall be appointed by the appointing authority.

24.2.4	The arbitrators thus appointed shall choose a further arbitrator who will act as the presiding arbitrator of the tribunal. If within thirty (30) days after the appointment of arbitrators under Clause 24.2.3 they have not agreed upon the choice of the presiding arbitrator, then at the request of any Party to the arbitration proceeding the presiding arbitrator shall be appointed by the appointing authority.

24.2.5	The Chartered Institute of Arbitrators, London, England shall be the appointing authority.

24.2.6	At the request of any Party to the arbitration (“Requesting Party”) the arbitrators shall order the other Party (“Furnishing Party”) to supply and furnish to the requesting Party (the cost of which shall be reimbursed upon demand by the requesting Party to the furnishing Party) true and complete copies of the Relevant Material and to produce to the arbitral tribunal any or all of the Relevant Material and/or copies thereof as any Party or the arbitral tribunal shall require.

24.2.7	The procedures leading to the production of Relevant Material under this paragraph shall be determined by the arbitrators, and may include the preparation of lists of Relevant Material for initial evaluation by the requesting Party prior to disclosure and/or inspection of Relevant Material by the requesting Party prior to supply and furnishing the copies. In making such determination, the arbitrators shall take into account the urgency with which the Relevant Material should be brought before the arbitral tribunal.

24.2.8	No Party shall use or disclose any Relevant Material obtained under this paragraph for any purpose except in the course of the conduct of the arbitration and (as far as applicable) proceedings before any court, and then only to the extent necessary for the implementation and enforcement of any award of the arbitrators.

24.2.9	The arbitration, including the making of any award, shall take place in London, UK.

24.2.10	All submissions in relation to arbitration hereunder shall be made in English and all arbitration proceedings shall be conducted in English. The prevailing Party may enter such decision in any court having competent jurisdiction. The Parties agree that they shall share equally the cost of the mediation and arbitration filing and hearing fees, and the cost of the mediator/arbitrator. Each Party must bear its own attorneys’ fees and associated costs and expenses.

25	WAIVER

25.1	No delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by any Party of itself preclude or impair any other exercise or enforcement of that right or remedy by that Party.

26	SEVERANCE OF TERMS

26.1	If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

26.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

26.1.2	in the case of the illegality, invalidity or unenforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

If any such circumstances arise and the commercial relationship between the Parties contemplated hereby is as a result significantly altered the Parties shall negotiate in good faith an appropriate amendment to this Agreement, and if the Parties are unsuccessful, this Agreement shall terminate.

27	ENTIRE AGREEMENT/VARIATIONS

27.1	This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides any right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

27.2	No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

28	NOTICES

28.1	Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier, sent by post or sent by facsimile to the address or facsimile number of the recipient set out in Schedule 4 or as specified by the recipient from time to time in accordance with this Clause 28.1. Notices sent by e-mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.

28.2	Any notice given pursuant to this Clause shall be deemed to have been received:

28.2.1	if delivered by courier, at the time of delivery; or

28.2.2	if sent by post:

28.2.2.1 (a)	where posted in the country of the addressee, on the second working day following the day of posting, and

28.2.2.2	(b) where posted in another country, on the fifth working day following the day of posting; or

28.2.3	if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 17.00 hours local time on a Business Day of the recipient and in any other case on the following Business Day.

28.2.4	A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of Schedule 6 provided that such notification shall only be effective on:

28.2.5	the date specified in the notification as the date on which the change is to take place; or

28.2.6	if no date is specified or the date specified is less than five (5) clear Business Days after the date on which the notice is given, the date falling five (5) clear Business Days after notice of any such change has been given.

28.3	For the avoidance of doubt, the Parties agree that the provisions of this Clause shall not apply in relation to the service of Service Documents (as defined in Clause 28.4).

28.4	“Service Document” means a writ, summons, order, judgment or other document related to or in connection with any Court proceeding, cause, matter or action arising out of or connected in any way with this Agreement.

29	COUNTERPARTS

29.1	This Agreement may be executed in any number of counterparts and by the different Parties by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

30	THIS AGREEMENT NOT TO CONSTITUTE OR CREATE A PARTNERSHIP OR AGENCY RELATIONSHIP

30.1	None of the provisions of this Agreement shall be deemed to constitute a partnership or agency relationship between the Parties and none of the Parties shall have any authority to bind the others in any way except as provided in this Agreement.

31	COSTS

31.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

32	PUBLIC ANNOUNCEMENTS AND OTHER DISCLOSURES

32.1	The Parties hereby agree to the form of press release set out in Schedule 7 which shall be released upon execution of this Agreement. No other public announcement or other disclosures to a Third Party concerning the terms of this Agreement shall be made, whether directly or indirectly, by any Party, except as may be legally required without first obtaining, in the case of an announcement or disclosure to be made by CAT, the approval of Chugai and, in the case of an announcement or disclosure made by Chugai, the approval of CAT with the exceptions that:

32.1.1	a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors or a Third Party seeking to acquire or merge with or be acquired by such Party without prior approval provided that such disclosure is made under terms of confidentiality whether express or implied; and

32.1.2	a Party may disclose the terms of this Agreement to any securities exchange or Regulatory Authority or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Tokyo Stock Exchange, the UK Stock Exchange or The Panel on Take-overs and Mergers, whether or not the requirement has the force of law provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible; and

32.1.3	a Party may disclose those terms which it is required by a Legal Requirements to disclose provided that it takes advantage of all provisions to keep confidential as many terms of the Agreement as possible.

32.2	CAT may make publications (whether oral, in writing, as abstracts, slides, posters or other presentation material) regarding the Research Programme with Chugai’s prior written consent which shall not be unreasonably withheld or delayed provided that CAT shall provide Chugai with drafts of, or information concerning, any proposed publication not less than forty five (45) days prior to the proposed date of any publication. Chugai shall have thirty (30) days to review such draft or information and shall be entitled to request that (i) CAT either delay any publication by no more than thirty (30) days and/or (ii) CAT make such reasonable changes to the content of such draft publication as Chugai may reasonably require. At the end of the initial forty five (45) day or any period of delay requested by Chugai CAT shall be entitled to make such publication incorporating any reasonable changes requested by Chugai.

32.3	Chugai shall be entitled to publish data and information obtained by it in the course of the Research Programme and the development of Products provided that each publication does not involve (i) the publication or disclosure of CAT’s Confidential Information and/or (ii) the use of CAT’s name and/or (iii) refer to CAT as the licensor of the CAT Library without CAT’s prior written consent which shall not be unreasonably withheld or delayed for more than thirty (30) days from the date of a request from Chugai hereunder.

32.4	Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of that other Party, except as may be required by law or regulation, such permission not to be unreasonably withheld.

33	RIGHTS OF THIRD PARTIES

33.1	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by an entity that is not party to this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

SIGNED by /s/

Name:

Title:

for and on behalf of

CAMBRIDGE ANTIBODY

TECHNOLOGY LIMITED

SIGNED by /s/

Name:

Title:

for and on behalf of

CHUGAI PHARMACEUTICAL

CO., LTD.

SCHEDULE 1

CAT BACKGROUND PATENT RIGHTS

1.	“Single Domain Ligands, Receptors Comprising said Ligands, Methods for their Production and Use of Said Ligands and Receptors” PCT/GB89/01344, filed November 13, 1989.

2.	“Co-expression of Heteromeric Receptors” PCT/US90/02890, filed May 16, 1990.

3.	“Method for Isolating Receptors Having a Preselected Specificity” PCT/US90/02835, filed May 16, 1990.

4.	“A new method for tapping the immunological repertoire” PCT/US90/02836, filed May 16, 1990.

5.	“Methods for producing members of specific binding pairs” PCT/GB91/01134, filed July 10, 1991.

6.	“Methods for producing members of specific binding pairs” PCT/GB92/00883, filed May 15, 1992.

7.	“Treatment of Cell Populations” PCT/GB92/01483, filed August 10, 1992.

8.	“Production of chimeric antibodies – a combinational approach” PCT/GB92/01755, filed September 23, 1992.

9.	“Production of anti-self antibodies from antibody segment repertoires and displayed on phage” PCT/GB92/02240, filed December 2, 1992.

10.	“Methods for producing members of specific binding pairs” PCT/GB93/00605, filed March 24, 1993.

11.	“SBP members with a chemical moiety covalently bound within the binding site; production and selection thereof” PCT/GB94/01422, filed June 30, 1994.

12.	“Recombinant Binding Proteins and peptides” PCT/GB94/02662, filed December 5, 1994.

13.	“Labelling and selection of Specified Binding Molecules” PCT/GB97/01835, filed July 8, 1997.

SCHEDULE 2

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SCHEDULE 3

CAT THIRD PARTY AGREEMENTS

1.	License Agreement dated January 7, 1997 between CAT and MRC, as may be amended from time to time, which shall include all royalty payments due to The Scripps Research Institute and Stratagene pursuant to an agreement dated 25 June 1999.

2.	Therapeutic Antibodies Agreement, dated December 31, 1997 between CAT and Dyax Corp, as such agreement may be amended from time to time.

3.	Diagnostic Antibodies Agreement dated December 31, 1997 between CAT and Dyax Corp, as such agreement may be amended from time to time.

SCHEDULE 4

CONTACT DETAILS FOR NOTICES

CAT

Cambridge Antibody Technology Limited

The Science Park

Melbourn SG8 6JJ

Cambridgeshire

England

Attention:	Company Secretary
Fax:	+44 1763 263413

CHUGAI

Chugai Pharmaceutical Co., Ltd.

Fuji Gotemba Research Laboratories

1-135 Komakado

Gotemba

Shizuoka Prefecture 412-8513

Japan

Attention:	Director, Genome Antibody Product Research Department
Fax;	+81 550 87 5397

SCHEDULE 5

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SCHEDULE 6

EXPERT’S DECISION

1.	Any matter or dispute relating to (i) whether a royalty should be payable to the MRC on Net Sales of Other Products pursuant to Clause 14.7 or (ii) whether Chugai should be permitted to disclose the composition of matter of a CAT Library Antibody in a filing for Patent Rights in respect of a Target pursuant to Clause15.7or (iii) the calculation method for royalty payments to be made on any Combination Product as provided in Clause 1.1.55 shall be referred to a person suitably qualified to determine that matter or dispute (an “Expert”) who shall be nominated jointly by the Parties or, failing agreement between the Parties within twenty (20) Business Days of a written request by either Party to the other seeking to initiate the Experts’ Decision procedure set out below, either Party may request the President for the time being of The BioIndustry Association or any successor body to it to nominate the Expert.

2.	The Parties shall within fourteen (14) days of the appointment of the Expert meet with him or her in order to agree a program for the exchange of any relevant information and the structure to be adopted for the negotiations.

3.	In all cases the terms of appointment of the Expert by whomsoever appointed shall include:

3.1.	a commitment by the Parties to share equally the payment of the Expert’s fee;

3.2.	a requirement on the Expert to act fairly as between the Parties and according to the principles of natural justice;

3.3.	a requirement on the Expert to hold professional indemnity insurance both then and for three (3) years following the date of his or her determination;

3.4.	a commitment by the Parties to supply to the Expert all such assistance, documents and information as he or she may require for the purpose of his or her determination; and

3.5.	a commitment by the Parties that all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.

4.	The Expert’s recommendations shall be reduced to writing and once signed by their duly authorised representatives, shall be binding on the Parties (save in the case of negligence or manifest error on the part of the Expert).

SCHEDULE 7

FORM OF PRESS RELEASE

Page 1 of x

FOR IMMEDIATE RELEASE

0[  ].00 GMT, 0[  ].00 EST [  ] [  ] September 2002

For further information contact:

Cambridge Antibody Technology	Weber Shandwick Square Mile (Europe)

Tel: +44 (0) 1763 263233 Peter Chambré, Chief Executive Officer John Aston, Chief Financial Officer Rowena Gardner, Director of Corporate Communications	Tel: +44 (0) 20 7950 2800 Kevin Smith Graham Herring

BMC Communications/The Trout Group (USA) Tel: 001 212 477 9007 Brad Miles, ext.17 (media) Brandon Lewis, ext.15 (investors)

CAMBRIDGE ANTIBODY TECHNOLOGY PARTNERS WITH CHUGAI TO DEVELOP NOVEL HUMAN MONOCLONAL ANTIBODIES

Commitment to the custom development of human antibody-based therapeutics

Melbourn, UK… Cambridge Antibody Technology (LSE: CAT; NASDAQ: CATG) today announces an agreement with Chugai Pharmaceutical Co., Ltd. (TSE 4519) of Japan to license CAT’s proprietary antibody phage display libraries for the discovery, development and commercialisation of human monoclonal antibodies.

Under the terms of the agreement, CAT will receive licence fees from Chugai to utilise the antibody libraries for reagent generation and target validation in support of drug discovery programmes at Chugai. In addition, Chugai will receive exclusive therapeutic antibody product options and CAT will receive fees, clinical milestones, and royalty payments on product sales.

Peter Chambré, Chief Executive Officer of CAT commented, “We are delighted to license CAT’s human antibody libraries to Chugai, one of the leading Japanese pharmaceutical companies. We look forward to working closely with Chugai to accelerate their programmes to validate human disease-associated targets and discover therapeutic human antibody drugs. This new collaboration with Chugai is important in that it further expands the number of major companies utilising CAT’s technology and capability and allows CAT to participate in the value generated by our partner’s development and commercialisation of human antibody drugs.”

Dr. TatsumiYamazaki, Vice President of Research of Chugai, added, “Chugai has established a unique competitive edge in the development of therapeutic antibodies. We have high expectations that this partnership with CAT will further accelerate Chugai’s research and development processes including the screening and validation of antibodies.”

-ENDS-

Notes to Editors:

Cambridge Antibody Technology (CAT)

•	CAT is a UK-based biotechnology company using its proprietary technologies and capabilities in human monoclonal antibodies for drug discovery and drug development. Based near Cambridge, England, CAT currently employs around 270 people.

•	CAT is a leader in the discovery and development of human therapeutic antibodies and has an advanced proprietary platform technology for rapidly isolating human monoclonal antibodies using phage display systems. CAT has extensive phage antibody libraries, currently incorporating more than 100 billion distinct antibodies. These libraries form the basis for the Company’s strategy to develop a portfolio of antibody-based drugs.

•	D2E7, the leading CAT-derived antibody, has been submitted for regulatory review by Abbott (responsible for development and marketing) following the completion of Phase III clinical trials.

•	Six other CAT-derived human therapeutic antibodies are at various stages of clinical trials.

•	CAT has alliances with a large number of pharmaceutical and biotechnology companies to discover, develop and commercialise human monoclonal antibody-based products. CAT has also licensed its proprietary human phage antibody libraries to several companies for target validation and drug discovery. CAT’s collaborators include: Abbott, Amgen, Amrad, Elan, Genzyme, Human Genome Sciences, Merck & Co, Pharmacia and Wyeth Research.

•	CAT is listed on the London Stock Exchange and on NASDAQ since June 2001. CAT raised £41m in its IPO in March 1997 and £93m in a secondary offering in March 2000.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains statements about Cambridge Antibody Technology Group plc (“CAT”) that are forward looking statements. All statements other than statements of historical facts included in this press release may be forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.

These forward looking statements are based on numerous assumptions regarding CAT’s present and future business strategies and the environment in which CAT will operate in the future. Certain factors that could cause CAT’s actual results, performance or achievements to differ materially from those in the forward looking statements include: market conditions, CAT’s ability to enter into and maintain collaborative arrangements, success of product candidates in clinical trials, regulatory developments and competition.

SCHEDULE 8

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